Exhibit 10.37

FIRST AMENDMENT TO LEASE AGREEMENT

THIS FIRST AMENDMENT TO LEASE AGREEMENT ("First Amendment") is entered into as of this 16 day of March, 2018 by and between ALLIED ESPORTS INTERNATIONAL, INC., a Nevada corporation ("Tenant"), ESPORTS ARENA LAS VEGAS, LLC, a Delaware limited liability company ("Subtenant") and RAMPARTS, LLC, a Nevada limited liability company ("Landlord").

RECITALS:

A. Reference is hereby made to that certain Lease Agreement dated March 23, 2017 (the "Lease") between Tenant and Ramparts, Inc., a Nevada corporation ("Ramparts") whereby Ramparts leased to Tenant that certain approximately 30,000 square feet of space (the "Property") located at 3900 S. Las Vegas Boulevard, Las Vegas, Nevada, commonly known as the Luxor Hotel and Casino ("Luxor").

B. On December 31, 2017 Ramparts changed its corporate structure from Ramparts, Inc. to Ramparts, LLC.

C.On February 17, 2018, Landlord agreed to a Consent To Sublease Agreement between Tenant and Subtenant (the "Sublease").

D. Subtenant desires to install a building wrap on Landlord's Luxor pyramid building and Landlord is willing to consent to the installation of the building wrap on the terms and subject to the conditions set forth below.

NOW, THEREFORE, in consideration of the mutual covenants contained in this First Amendment, and for valuable consideration, the receipt and sufficiency of which are acknowledged by the parties, the parties agree as follows.

AGREEMENT:

1. Landlord's Consent and Period of Approval: Subject to the Subtenant Conditions set forth herein, Landlord hereby consents to the installation of the building wrap on Landlord's Luxor pyramid building, and exhibition thereof, for a period of one (1) year. On March 22, 2019, Subtenant shall commence the removal of the building wrap and shall complete said removal no later than June 5, 2019. During the one (1) year term while the building wrap is in place, Subtenant shall maintain said wrap in good and commercially reasonable condition.

2. Subtenant Conditions: Subtenant:

a. shall contract with a reliable and authorized vendor to manufacture and install the building wrap at Subtenant's sole cost and expense;

b. shall obtain all necessary and required Clark County, Nevada and other licenses, permits, approvals and the like relating to the installation of the building wrap at Subtenant's sole cost and expense. Landlord shall provide Subtenant with Landlord's reasonable assistance in obtaining all necessary and required Clark County, Nevada and other licenses, permits, approvals and the like relating to the installation of the building wrap;

c. agrees that Installation of the building wrap shall be treated under the Lease and the Sublease as Tenant's Work subject to all requirements for Tenant's Work; and

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d. agrees that the wrap and installation thereof shall be otherwise governed by the terms and conditions of the Lease.

3. No Other Amendments: All other terms, conditions and provisions of the Lease not otherwise amended in this First Amendment shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed this First Amendment to Lease Agreement as of the above date.

LANDLORD:	TENANT:

Ramparts, LLC	Allied Esports International, Inc.

By: /s/ Nik Rytterstrom	By: /s/ Judson Hannigan
Nik Rytterstrom	Judson Hannigan
President & COO	CEO

SUBTENANT:

Esports Arena Las Vegas, LLC

By: /s/ Judson Hannigan
Judson Hannigan Director

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